Schedule B

The following table lists all transactions completed by the Reporting Persons in the Common Shares since September 19, 2025, which were all completed through open market purchases.

Tether Investments, S.A. de C.V.:

Date	Shares Bought	Price
October 17, 2025	490,000	3.5044
October 20, 2025	600,000	3.7020
October 21, 2025	2,879,179	3.5594
October 22, 2025	509,085	3.5040
October 22, 2025	1,030,821	3.5054
October 23, 2025	692,213	3.6330
October 24, 2025	798,702	3.6765
October 27, 2025	491,198	3.5587
October 28, 2025	600,000	3.6159
October 29, 2025	690,000	3.6456
October 30, 2025	525,000	3.7247
October 31, 2025	385,000	3.7228
November 3, 2025	308,802	3.6206
November 11, 2025	352,700	3.4864
November 12, 2025	381,000	3.6400
November 13, 2025	442,494	3.6987
November 14, 2025	314,376	3.7222
November 17, 2025	191,843	3.6402
November 18, 2025	188,300	3.7375